EXHIBIT (n)

AMENDED AND RESTATED

MULTIPLE CLASS PLAN FOR CALVERT FUNDS

WHEREAS, each registered investment company (each a “Company”) listed on Schedule A engages in business as an open-end investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trustees and Directors (hereafter the “Board”) of each Company have established and designated one or more series of the Company as shown on Schedule A hereto (each a “Fund”);

WHEREAS, the Board of each Company has established one or more class of shares of certain Funds as shown on Schedule A (the “Classes”);

WHEREAS, the classes of each Fund are established in accordance with Rule 18f-3 under the Act (the “Rule”);

WHEREAS, the Board of the Company desires to replace the currently effective multiple class plan dated October 18, 2017 by amending and restating such plan to (i) identify each Fund and Classes thereof on Schedule A; and (ii) restate the separate arrangements, expense allocations, and any related conversion features or exchange privileges of the Classes; and

WHEREAS, the Board of the Company (including a majority of those Board members who are not interested persons of the Company) have determined that adoption of this Amended and Restated Multiple Class Plan (the “Plan”), including the Class expense allocations set forth herein, is in the best interests of each Class individually and each Fund as a whole.

NOW, THEREFORE, each Company hereby adopts this Plan on behalf of each Fund in accordance with the Rule.

I.              IDENTIFICATION OF FUNDS AND CLASSES

The Funds of each Company and any Classes thereof are set forth on Schedule A. Each Fund and Class shall have the rights and preferences as set forth in the Company’s Declaration of Trust or Articles of Incorporation, as applicable (the “Organizational Documents”) and as indicated in Section II below or by the adoption by the Board of a resolution that sets forth or otherwise identifies, such rights and preferences.

II.   MULTIPLE CLASS STRUCTURE

Each Fund may in the discretion of the Board continuously offer the Classes of shares identified on Schedule A.

Shares of each Class of a Fund shall represent an equal pro rata interest in such Fund and shall have the voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions set forth in the Organizational Documents, as may be amended from time to time, subject to the following:

A.   Designation and Manner of Offering

Each Class shall have a different designation as set forth below and shall be offered subject to the following:

1.   Class A Shares. Class A shares are offered at net asset value (“NAV”) subject to a sales charge on the terms described in each Fund’s prospectus. Class A shares are subject to distribution and service fees payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Act (the “Distribution Plan”);

2.   Class C Shares. Class C shares are offered at NAV generally subject to a contingent deferred sales charge (“CDSC”) on the terms described in each Fund’s prospectus. Class C shares are subject to distribution fees and service fees payable pursuant to the Distribution Plan;

3.   Class F Shares. Class F shares are offered at NAV without the imposition of a sales charge on the terms described in each Fund’s prospectus. Class F shares are subject to distribution fees and service fees payable pursuant to the Distribution Plan. Class F shares are also subject to a Shareholder Servicing Plan;

4.   Class I Shares. Class I shares are offered at NAV without the imposition of a sales charge on the terms described in each Fund’s prospectus. Class I shares are not subject to distribution and service fees. For series of CVP and CVS (as defined on Schedule A), Class I shares are also subject to a Shareholder Servicing Plan;

5.   Class R6 Shares. Class R6 shares are offered at NAV without the imposition of a sales charge on the terms described in each Fund’s prospectus. Class R6 shares are not subject to distribution and service fees; and

6.   Class T Shares. Class T shares are offered at net asset value NAV subject to a sales charge on the terms described in each Fund’s prospectus. Class T shares are subject to distribution and service fees payable pursuant to the Distribution Plan.

B.   Exchange Privileges and Conversion Features

1.   Shares of one Class of a Fund may be voluntarily exchanged for another Class of the same Fund at the discretion of a shareholder in accordance with the terms of the Fund’s prospectus.

2.   Shares of one Class of a Fund may be converted into another Class of the same Fund as permitted by the Fund’s Organizational Documents and subject to the 1940 Act and the rules thereunder.

3.   Each Class of a Fund may be exchanged for shares of a Class offered on the same terms of another Fund in accordance with the terms of the relevant Fund’s prospectus. All purchases, redemptions and exchanges of each series of CVP and CVS (as defined on Schedule A) are made through insurance company separate accounts and other eligible investors that are the record owner of the shares.

4.   The Funds’ principal underwriter is authorized to convert Class C shares of a Fund that are no longer subject to a CDSC and for which there is no broker-dealer or other intermediary on record into Class A shares of that Fund. Such conversion shall be effected on the basis of the relative NAVs per share of the two Classes without the imposition of any sales charge, fee or other charge.

C.   Allocations

Fund allocations shall be made as follows:

1.            Realized and unrealized capital gains and losses shall be allocated to each Class proportionately based on the NAV of that Class in relation to the NAV of the Fund;

2.            Income and Fundwide Expenses (as defined below) shall be allocated to each Class proportionately based on the NAV of that Class in relation to the NAV of the Fund subject to the following:

a.	Fundwide Expenses are all expenses other than (i) distribution and service fees; (ii) fees payable in connection with the Administrative Services Agreement; and (iii) authorized sub-accounting, recordkeeping and similar administrative fees payable to financial intermediaries (“sub-accounting fees”), which shall be allocated as follows:

i.        Distribution fees and services fees shall be allocated only to the Class to which they relate;

ii.        Fees payable in connection with the Administrative Services Agreement are allocated to each Class based on the amounts set forth in such Agreement; and

iii.        Sub-accounting fees shall be allocated only to Classes that are not prohibited by prospectus from paying such fees and such fees shall be allocated in relation to the NAV of all such Classes.

b.	Daily Dividend Funds (as defined in the Rule) shall allocate income, Fundwide Expenses and sub-accounting fees based on the Settled Shares Method (as defined in the Rule).

3.   The Fund’s adviser or administrator may determine to reimburse the expenses of a Class, which reimbursement may differ by Class.

III.   BOARD REVIEW

1.   The Plan shall not take effect until after it has been approved by both a majority of Board and a majority of those Board members who are not interested persons of the Company.

2.   The Plan shall continue indefinitely, unless terminated or amended. All material amendments to the Plan shall be approved by the Board in the manner provided for in Section III.1. above. Additional Funds may become subject to the Plan upon Board approval as provided for in Section III.1. above and amendment of Schedule A.

IV.   MISCELLANOUS

The Board and the shareholders of each Fund shall not be liable for any obligations of the respective Company or any Fund under the Plan, and the principal underwriter or any other person, in asserting any rights or claims under the Plan, shall look only to the assets of the respective Company or such Fund in settlement of such right or claim, and not to such Board members or shareholders.

Effective: December 8, 2017

* * *

Schedule A

Schedule of Share Classes and Annual 12b-1 Distribution and Service Fees for Retail Funds

(as a % of average daily net assets)

	Classes
	A	C	I	R6
Calvert Management Series (CMS)	Distribution and Service Fee	Distribution Fee/Service Fee	Distribution Fee	Distribution Fee
Calvert Floating-Rate Advantage Fund	0.25%	0.75/0.25%	None	N/A
Calvert Responsible Municipal Income Fund	0.25%	0.75/0.25%	None	N/A
Calvert Absolute Return Bond Fund	0.25%	0.75/0.25%	None	N/A
The Calvert Fund (TCF)
Calvert Income Fund	0.25%	0.75/0.25%	None	N/A
Calvert Short Duration Income Fund	0.25%	0.75/0.25%	None	N/A
Calvert Long-Term Income Fund	0.25%	N/A	None	N/A
Calvert Ultra-Short Duration Income Fund	0.25%	N/A	None	None
Calvert High Yield Bond Fund	0.25%	0.75/0.25%	None	N/A
Calvert Responsible Index Series, Inc. (CRIS)
Calvert US Large-Cap Core Responsible Index Fund	0.25%	0.75/0.25%	None	None
Calvert US Large-Cap Growth Responsible Index Fund	0.25%	0.75/0.25%	None	N/A
Calvert US Large-Cap Value Responsible Index Fund	0.25%	0.75/0.25%	None	N/A
Calvert US Mid-Cap Core Responsible Index Fund	0.25%	0.75/0.25%	None	N/A
Calvert International Responsible Index Fund	0.25%	0.75/0.25%	None	N/A
Calvert Impact Fund, Inc. (CIF)
Calvert Small Cap Fund	0.25%	0.75/0.25%	None	N/A
Calvert Global Energy Solutions Fund	0.25%	0.75/0.25%	None	N/A
Calvert Global Water Fund	0.25%	0.75/0.25%	None	N/A
Calvert Green Bond Fund	0.25%	N/A	None	N/A
Calvert Social Investment Fund (CSIF)
Calvert Balanced Fund	0.25%(2)	0.75/0.25%	None	N/A
Calvert Bond Fund	0.25%(3)	0.75/0.25%	None	None
Calvert Equity Fund	0.25%	0.75/0.25%	None	None
Calvert Conservative Allocation Fund	0.25%	0.75/0.25%	None	N/A
Calvert Moderate Allocation Fund	0.25%	0.75/0.25%	None	N/A
Calvert Aggressive Allocation Fund	0.25%	0.75/0.25%	None	N/A
Calvert World Values Fund, Inc. (CWVF)
Calvert International Equity Fund	0.25%	0.75/0.25%	None	N/A
Calvert Mid-Cap Fund	0.25%	0.75/0.25%	None	N/A
Calvert International Opportunities Fund	0.25%	0.75/0.25%	None	N/A
Calvert Emerging Markets Equity Fund	0.25%	0.75/0.25%	None	N/A

(1)        The fees shown are the fees authorized by the Board to be paid to EVD under the relevant distribution plan.

(2)        For Calvert Balanced Fund, the fee is applied on assets under management (AUM) over $30 million.

(3)        The Master Distribution Plan for Class A Shares authorizes distribution fees of up to 0.25% annually. The Board has authorized distribution fees of 0.20% annually.

In addition, each Fund is authorized to offer Class T shares subject to the Class T Distribution Plan. Pursuant to the Class T Distribution Plan, Funds are authorized to pay distribution fees of 0.25% annually.

Schedule of Share Classes and Annual 12b-1 Distribution and Service Fees for Variable Funds

(as a % of average daily net assets) (1)

	Classes
	F	I	Single Class
Calvert Variable Series, Inc. (CVS)	Distribution Fee	Distribution Fee	Distribution Fee
Calvert VP SRI Balanced Portfolio	0.25%	None	N/A
Calvert VP SRI Mid Cap Growth Portfolio	N/A	N/A	None
Calvert Variable Products, Inc. (CVP)
Calvert VP S&P 500 Index Portfolio	N/A	N/A	None
Calvert VP S&P MidCap 400 Index Portfolio	0.25%(2)	None	N/A
Calvert VP Russell 2000 Small Cap Index Portfolio	0.25%(2)	None	N/A
Calvert VP EAFE International Index Portfolio	0.25%(2)	None	N/A
Calvert VP Nasdaq 100 Index Portfolio	0.25%	None	N/A
Calvert VP Investment Grade Bond Index Portfolio	0.25%	None	N/A
Calvert VP Volatility Managed Moderate Portfolio	0.25%	N/A	N/A
Calvert VP Volatility Managed Moderate Growth Portfolio	0.25%	N/A	N/A
Calvert VP Volatility Managed Growth Portfolio	0.25%	N/A	N/A

(1) As described in the Funds’ registration statement, each Fund also makes payments under a Shareholder Servicing Plan.

(2) The Master Distribution Plan for Calvert Variable Products, Inc. authorizes distribution and service fees of up to 0.25% annually. The Board of Directors has authorized distribution fees of 0.20% annually for these Funds.